CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT is entered into between American Hospital Resources, Inc. a Utah Corporation (the “Company”), and Cletha A. Walstrand (the “Consultant”), effective this 18th day of  February, 2004.

WITNESSETH:

     WHEREAS, the Company desires to retain the services of the Consultant and the Consultant desires to provide services to the Company upon the terms and conditions provided herein.

     NOW, THEREFORE, in consideration of the premise and the covenants hereinafter contained, the parties agree as follows:

 1.    Consulting Services.  The Consultant agrees to provide consulting services to the

Company during the term of this Agreement.  The nature of services to be

Provided include:

i.

Preparation and filing of Form 10-QSB and Form 10-KSB

ii.

Preparation of various corporate documents and reports

iii.

Legal services not in connection with any capital raising activities

2.     Extent of Services.  The Consultant shall personally provide the consulting services

Described herein.  The Company understands that the nature of the services to be provided are part time and that the Consultant will be engaged in other business and consulting activities during the term of this Agreement.

3.     Term.  The term of this Agreement shall commence as of the date hereof and shall

Continue through December 31, 2004, unless sooner terminated as provided herein.

4.     Consideration.  In consideration of the execution of the Agreement, and the performance of his obligations hereunder, the Consultant shall receive a fee of 250,000 registered common shares of the Company.

 5.    Expenses.  The Company shall pay or reimburse the Consultant for all reasonable travel, business and miscellaneous expenses incurred by the Consultant in performing its duties under this Agreement, subject to prior approval.

 6.    Status.  Except as otherwise may be agreed, the Consultant shall at all times be in an independent contractor, rather than a co-venturer, agent, employee or representative of the Company.

      7.    Notices.  Any notice required or desired to be given under this Agreement shall be in writing and shall be deemed given when personally delivered or sent by certified or registered mail or overnight courier to the following addresses, or such other address as to which one part may have notified the other in such manner.

If to the Company:

American Hospital Resources, Inc.

Attn:  Mark Buck

5231-A Kuaini Place

Honolulu, Hawaii 96821

If to the Consultant:

Cletha A. Walstrand

8 East Broadway,  Suite 609

Salt Lake City,  UT  84111

       8.   Applicable Law.  The validity, interpretation and performance of this Agreement shall be controlled by and construed under the laws of the State of Utah without regard to its conflict of law provisions.

       9.   Binding Effect.  This Agreement shall be binding upon the parties and their respective personal representatives, successors, and assigns.

     10.

Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to its subject matter.  It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

IN WITNESS WHEREOF, each of the parties has executed this Agreement on the date first above written.

AMERICAN HOSPITAL RESOURCES, INC.

/s/ Mark Buck

By:

Mark Buck, President

/s/ Cletha A. Walstrand

By:

Cletha A. Walstrand, Consultant